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                                                                    Exhibit 13.2



                       ORGANIZATIONAL EXPENSES AGREEMENT


     CFS INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), and CALAMOS ASSET MANAGEMENT, INC., AN ILLINOIS CORPORATION ("CAM"), in consideration for the engagement by CAM as the investment advisor for the Trust pursuant to a separate agreement, agree:

     1. Advancement of Expenses. CAM shall pay all of the organizational expenses of the Trust, including but not limited to initial franchise taxes, registration fees and fees services rendered prior to commencement of the initial public offering of shares of the Trust, subject to the right to be reimbursed pursuant to paragraph 2.

2. Reimbursement and Amortization of Expenses. The Trust shall amortize the organizational expenses on a straight line basis over a period of five years from the commencement of the initial public offering of shares of the Trust, and the Trust shall reimburse CAM during the period of such amortization by paying to CAM on the last business day of each month an amount equal to the organizational expenses amortized by the Trust during that month.


Dated:  _____________________, 1988

                                       CFS INVESTMENT TRUST


                                       By:
                                          -------------------------------------
                                              President


                                       CALAMOS ASSET MANAGEMENT, INC.

                                       By:
                                          -------------------------------------
                                              President